Exhibit 99.1

RS GROUP OF COMPANIES, INC. ANNOUNCES EFFECTIVENESS OF REGISTRATION STATEMENT ON FORM SB-2

TORONTO, ONTARIO, CANADA — (August 2, 2004): RS GROUP OF COMPANIES, INC. (OTCBB:RSGC), a holding company whose subsidiaries design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America, announced today that its previously filed Registration Statement on Form SB-2 was declared effective by the U.S. Securities and Exchange Commission on July 30, 2004. The Registration Statement relates to the resale by certain of the Company’s security holders of up to 22,650,000 shares of the Company’s Common Stock. The Company is not selling any shares of its Common Stock under the Registration Statement.

     The shares of Common Stock that were registered for resale include: (i) 10,725,000 shares to be issued to certain selling shareholders upon the conversion of shares of Series B Convertible Preferred Stock currently outstanding, (ii) 5,362,500 shares to be issued to certain selling stockholders upon the exercise of Series B-1 Common Stock Purchase Warrants with an exercise price of $1.50, (iii) 5,362,500 shares to be issued upon the exercise of Series B-2 Common Stock Purchase Warrants with an exercise price of $2.25, and (iv) 1,200,000 shares issued to certain of the selling stockholders. The Company will only receive proceeds from the exercise of the warrants.

ABOUT RS GROUP OF COMPANIES, INC.

RS Group of Companies, Inc. (http://www.rsgc.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. In November 2003, through its wholly owned subsidiaries, the Company introduced its core pass-through risk solution, RentShield™ (http://www.rentshieldexpress.com), a residential rental guarantee program being offered to North America’s $300 billion residential real estate rental market. The product will be marketed to a majority of landlords in North America, essentially taking the financial risk out of property management. It is estimated that there are over 38 million rental units in the United States and Canada. Rental Guarantee was first developed in Finland to provide surety to residential property developers and is being used as an extremely effective marketing tool in the United Kingdom for the buy-to-let market. It protects investments in the rental units by receiving a guaranteed income on a certain timeline. Rental guarantee will provide total peace of mind to landlords and tenants alike. The Company also maintains an exclusive agreement to support Value Guaranteed Vacations Inc. (http://www.vgvinc.com), which has launched the first-of-its-kind insurance product that offers Timeshare owners protection against devaluation and depreciation of their Timeshare interests.

FORWARD-LOOKING STATEMENT

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “Forward Looking Statements” for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including “anticipate”, “await”, envision”, “foresee”, “aim at”, “believe”, “intends”, estimates” including without limitation, those relating to the Company’s future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the Company’s filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company’s business and results of operations.

COMPANY CONTACT:	INVESTOR CONTACT:
PATTI COOKE RS GROUP OF COMPANIES, INC (416) 391-4223 ext. 4084 info@rsgc.com	ROBERT B. PRAG, PRESIDENT THE DEL MAR CONSULTING GROUP, INC (858) 794-9500 bprag@delmarconsulting.com